FBR Capital Markets Corporation

Moderator:                      Shannon Small
July 28, 2010
9:00 a.m. ET

Operator:	We will now begin the FBR investor call. I will now turn the conference over to Ms. Shannon Small. Please go ahead.

Shannon Small:
Thank you, and good morning.  This is Shannon Small, Senior Vice President of Corporate Communications for FBR.  Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements.  These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained on FBR’s annual report on Form 10-K, and in quarterly reports on Form 10-Q.

Joining us on today's call is Brad Wright, Chief Financial Officer of FBR. I would now like to turn the call over to Rick Hendrix, President and Chief Executive Officer.

Rick Hendrix:	Thanks, Shannon. Good morning, everyone.

Our second quarter results represented a meaningful improvement from both the second quarter of 2009 and the first quarter of this year.  The improvement in our core results was a function of much stronger banking revenues when compared to each of the prior referenced periods.

Despite these improvements, compared to particularly weak quarters, we have recently taken important steps to reduce fixed expenses by another $20 million annually to position the company to be profitable at lower revenue levels.  Specifically, we have eliminated approximately 16 percent of the company's headcount as of the end of the second quarter.

I believe it's important to note that over the last 12 months, the company has essentially broken even on a core basis with approximately $300 million of revenue.  The steps we've taken will position us to be meaningfully profitable at those revenue levels going forward.  In fact, on a pro forma basis, the second quarter would have been profitable on a core basis at less than $70 million of revenue.

Importantly, we believe that even with the reductions, we've preserved the company's ability to grow revenues in our equities and investment banking businesses, and we are continuing to execute our strategy of broadening our franchise by growing our non-equities trading businesses.

With regard to the specific results for the second quarter, our pretax core operating loss was $2.8 million for the quarter, compared to a pretax core operating loss of 12.3 million in the second quarter of last year, and 18.1 million in the first quarter of 2010.

Investment banking revenues for the second quarter were 40.4 million, compared to 8.7 million in the second quarter of 2009, and 11.1 million in the first quarter of 2010.  Included in the banking results for the quarter is a $1.2 billion transaction, among the largest in our history.  Once again, underscoring for clients and our investors the strength of our distribution platform.

So banking revenues have improved, and our pipeline has broadened considerably.  The outlook remains difficult to predict on a quarterly basis.  While overall results will continue to be dependent upon the economic environment, our banking team is positioned for strong performance as the market continues to improve.

Given the difficult trading environment across the industry during the quarter, and specifically the volatility spikes in May, institutional brokerage posted revenues of 24.3 million, compared to 33.7 million in the second quarter of 2009, and 27-1/2 million in the first quarter of 2010.

Though we expect a similarly challenging environment in the third quarter, we do anticipate improved results as some of our non-equities capabilities continue to mature and reach critical mass.

An area where we have seen an upward trend over the last year is asset management.  Asset management recorded revenues of 3.8 million for the quarter, an increase from 3.2 million last quarter, and 3.3 million in the second quarter of last year.  We continue to pursue opportunities to make asset management a more meaningful contributor to our performance going forward.

The headcount reductions I referenced earlier were focused primarily in back office, European operations and investment banking.  We expect these reductions will not have a material impact on our revenue generating capacity, and will allow our European operations to be a more positive contributor on a go forward basis.  Our total employee count is now approximately 500, down from 595 at the beginning of the year.

These savings will begin to be realized in the third quarter, and will position us for better performance, even with the continuation of a less than ideal market environment.  We continue to maintain a strong and liquid balance sheet.  As of June 30th, shareholders equity totaled $288 million, with over $187 million held in cash, and approximately $60 million of merchant investments that we expect will yield positive returns and additional liquidity during coming periods.

At the end of the quarter, we had a book value per share of $4.57, and we continue to have our deferred tax assets fully reserved.  As we announced yesterday, our board of directors has authorized the company to buy back up to five million shares of the company's common stock.

Despite the loss this quarter, several factors give us reason to be cautiously optimistic about the outlook for the coming quarters.  With 12 months of core profitability and a leaner cost structure, we believe we have meaningfully improved our earnings profile even at current revenue levels.  Further, while the conditions for middle market capital raising remain tentative, our banking pipeline includes an encouraging number of recently won mandates ready for execution as soon as market conditions allow.

Lastly, our talented team of professionals has demonstrated incredible resilience and professionalism as we work through the follow on impacts of the recession and undertake difficult cost cutting measures.  While we feel very good about how the company is positioned, we have to assume that headwinds will continue, and the picture for the rest of this year will remain decidedly choppy.

Our focus continues to be on execution, particularly with regard to generating revenue and growing client relationships.  As I've previously said, and as evidenced again in the second quarter, our progress will not likely be reflected in straight line revenue growth.  Our conservative posture in this environment has preserved our solid balance sheet with strong liquidity, and will allow us to continue to prudently invest in our future and position FBR to respond quickly to client needs and market opportunities.

We will remain on strategy, building on our core strengths to improve our franchise, expanding market share with a focus on execution, and continuing to make adjustments as necessary to reflect the environment in which we operate.

We'd be happy to take questions.

Operator:
Ladies and gentlemen, if you have a question at this time, please press star followed by the number one key on your touch-tone telephone.  If your question has been answered, or if you decide to remove yourself from the queue, you may press the pound key.  Once again, if anyone does have a question, you may press star and then one at this time.

One moment for our first question.

Our first question comes from the line of Eric Bertrand of Barclays Capital.

Eric Bertrand:
Hey, guys. On the capital raising line, the Air Lease deal during the quarter, you said that it was a $1.2 billion deal.  The company says in its own press release that it was 1.3 billion, and there was also a $2 billion committed debt deal.  Can you confirm a couple of details here about the size, the revenue of that deal, whether you're involved in the debt deal, whether it was in the second quarter?  Did you invest in ALC?  Just trying to reconcile what seemingly should have been a $50 million at least revenue item with seemingly about 30 million.

Rick Hendrix:
Sure.  So it is in the second quarter, the actual size of the deal is 1.25 billion.  It was structured as two side-by-side private placements, one of which was a billion dollars, and one of which was 250.  The 250 was really provided by two anchor investors, there was not a fee to the placement agent, FBR on that component of it.  And there was a rebate structured into the placement fee that's disclosed in the private placement memorandum.  So it is a little bit lower fee than we would normally see, even on the billion dollar component, and it had a lot to do with how the transaction came in, it's consistent with what we've done in sort of prior similar circumstances, and similar to what we would do in the future in similar circumstance.

The debt component – we were not involved with, but it was also placed and distributed concurrent with the equity offering.

Eric Bertrand:
OK, that helps clear it up.  And then you said you have a good pipeline, I think was the prepared remarks words.  Can you help us you know were there any transactions in July?  Are you marketing or preparing to marketing significant transactions in the third quarter, not looking for obviously any specific transactions given the private nature of the deals?  But help us out in understanding you know a little bit more color on the pipeline.

Rick Hendrix:
Sure.  We actually have several transactions in the market right now, so we are marketing in July, and will be in August several opportunities.  So you know when we talk about you know a good pipeline, and a broadened pipeline, that is accurate, and as you know we have a relatively lumpy business, quite a lumpy business in many quarters.  But we do have activity sort of in all of our industry groups currently, we have a number of transactions on the road, and like we said, we feel good about the pipeline, obviously all of us in this industry are you know going to be subject to how the market performs.  But it's a broader pipeline, and we're actually more active in the market with multiple transactions now than we have been in quite a while.

Eric Bertrand:
OK.  So would it be fair to characterize the aggregate pipeline that's actually on the road right now, expected to complete during the third quarter?  Would that result in higher or lower capital raising revenues sequentially?

Rick Hendrix:
That's a tough question, Eric, I mean if every single thing that you know we believe we will put in the market, or to execute, and execute sort of I'll say optimally, it would be more revenue than in the second quarter.  But you know there are uncertainties with all of these transactions.  I think there are also going to be transactions that we'll market that are not in the front end of the queue right this minute.  And so when we look at sort of signed engagement letters, and the likelihood of those closing, and then we look at other transactions where we don’t even have a signed engagement letter in some cases, there's a higher likelihood that those will close than the engaged backlog.

So there's a lot of uncertainty, and it's a lumpy business.  But if everything that is in the market currently, and that we expect to put in the third quarter were to close, and execute optimally, it would be more revenue than the second quarter.

Eric Bertrand:
That's excellent color, thank you very much.  On the trading business, can you help us out with the trading portion, not necessarily commissions that were you know up sequentially, and that – it definitely makes a lot of sense given the stronger volumes in the market.  But the principal transaction business is down by two-thirds sequentially.  You have a you know per your own description, capital light business, and seemingly the footprints you know should have been expanding, but your balance sheet actually contracted during the quarter.  Can you help us understand some of the individual business lines inside there you know convertibles, credit trading, did any of them actually post individual losses?  Trying to get a handle of that.

Rick Hendrix:
Sure.  So equities trading was up about five or six percent quarter-over-quarter.  The non-equities trading businesses had a sort of net revenue of negative a half million dollars in the quarter, and that is just reflective of the volatility as we talked about.  So you know activity in commissions were sort of strong, and sequentially in line with where we would have expected, but we took negative marks on the desk.  And we did take capital down sort of into that period.  So I think in the aggregate, we feel pretty good about how those businesses performed, and in particular we feel good relative to what we know is going on in some of our best of peer firms.  But the net of that volatility was that the non-equity businesses were essentially flat, down actually a little bit for the second quarter.

Eric Bertrand:	OK, I will hop back in the queue and let other people ask questions. I'll be back though.

Operator:	Thank you, sir. Our next question comes from the line of Devin Ryan of Sandler O'Neill.

Devin Ryan:	Good morning, Rick.

Rick Hendrix:	Good morning, Devin.

Devin Ryan:
You mentioned the back office, Europe and banking as areas where the headcount reductions came from, but can you just give a little bit more detail on maybe the weightings of each, and just how we should think about kind of headcount going forward?

Rick Hendrix:
Sure.  It was centered in those three areas, but we actually had some reductions in virtually all parts of the business.  You know it's certainly difficult to take headcount down ever by 16 percent, and I don’t think you can do it by just focusing on a handful of areas.  So they were concentrated in banking, London, and in back office, but every piece of the business was touched.  In back office, sort of the biggest component was our technology staff, which was reduced by about a third.  London was reduced by about 60 percent, and based on those reductions, and what we expect to be sort of even the adjusted revenue going forward, we think that London will be a positive contributor on a go forward basis, so that was a very important step.  And banking was about a 15 percent reduction overall, which is sort of 23, 24 people.

Devin Ryan:	And were those generally senior level people, or lower level people, or just give some color there, it would be helpful.

Rick Hendrix:
Yes, it was more weighted towards senior people.  I mean the impact obviously is greater from a cost reduction standpoint targeting senior people.  And that's the most difficult part of a reduction for a company like ours, because there is some option value frankly to a senior banker.  And it's not certainly a science to determine what the near term revenues are going to be from each banker.  But the focus was sort of within the senior ranks as opposed to junior and mid level.

Devin Ryan:
OK, got you.  And just thinking about the expense reductions, what's the timing going to look like in terms of them flowing through?  And then you know with the reductions, maybe help us think about what a good quarterly non-compensation run rate would be, assuming maybe similar professional service expenses you know at this quarter's level.

Brad Wright:
Yes, Devin, this is Brad.  You know we quote a $20 million annual savings, I think better than half of that will be immediate.  So we should start seeing probably call it a $12 million run rate annually starting right into the third quarter.  Some of the other actions were you know real estate related, or IT related, and will kick in more along the fourth quarter, and fully by the beginning of 2011.

I'm sorry, what was the second half of your question?

Devin Ryan:
I'm just trying to get a sense of what the non-compensation run rate would be just as a result of the reductions, maybe just once they're all in place, what you know non-comp run rate would be with similar professional expenses, assuming the professional expenses remain a little bit elevated, because you're getting deals done.

Brad Wright:	Right. So I think that of that 20 million reduction, you should be thinking about probably five to six million of that being non-comp.

Devin Ryan:	Got it, OK. And then the severance expense this quarter, is that all the severance expense related to this reduction, or is there going to be some additional cleanup next quarter?

Brad Wright:	No, we took it all in the second quarter.

Devin Ryan:
Got it.  And in terms of the five million share repurchase, how should we think about you know how aggressive you guys would like to be, particularly with the stock trading as it has, and at these levels you know just want to think about your thoughts in terms of repurchasing your stock here.

Rick Hendrix:
Sure.  Given where the stock's trading, there's real value there, and we think that being able to buy back stock below book is something that's going to be additive for shareholders, and we want to have the flexibility to do that.  Having said that, I don’t expect us to use the entire authorization in a very short timeframe, we want to make sure that we're always in position to be opportunistic, and we want to make sure that we're maximizing return on all of our capital.

But as I said in the remarks you know we're continuing to execute against the strategy that we laid out, and we think that we have tremendous return opportunities as we build the business as well.  So it's important to have the flexibility, we had taken our previous share authorizations down to the point where we only had about 200,000 shares remaining authorized, and this puts us in a position to continue to be opportunistic as we go forward, and looking at where the stock's trading.

Devin Ryan:
OK, got you.  And then on the deferred tax asset allowance, can you remind us what the current size of that is?  And then whether you have an updated estimate in terms of how much you know might come back on once you return to profitability?

Brad Wright:
Devin, the total deferral is between 70 and $80 million.  And, you know so if you just look at that on a per share basis you know you're talking about nearly $1.20 a share that's not on the balance sheet.  But the timing of when that comes back is heavily dependent on you know when we start generating consistent earnings.

Some of the things that are in there, if you think of it in three pieces, it's about a third of U.K. NOLs, it's about a third of timing differences mostly related to stock compensation, and then it's another third of capital loss carry forwards.  So whether the deferred asset comes back on the balance sheet or not, as we actually realize the reversal of the timing differences, or as we realize capital gains, we'll be able to take the benefit of that.

You know I would have to say, I think that the U.K. piece is probably the most uncertain in terms of timing, but you know absent putting them back on the balance sheet, we'll start taking the benefit of those as we realize reversals of timing and capital gains.

Devin Ryan:
Got you.  So in just thinking about the tax rate, I guess, the follow-up to that is, is it because of the – my understanding is that the tax rate is very volatile, one, because you don’t have the deferred tax asset currently to help results.  And then secondly, because of these related timing differences.  So I guess can you just maybe explain a little bit more in terms of the volatility that we've seen the last couple of quarters as how we should think about it again, I think that would be helpful.

Brad Wright:
Right, it's very difficult to peg an effective rate, because essentially we forecast to the end of the year, and then take an estimate of our actual tax liability based on that forecast, and then calculate a year-to-date effective tax rate based on tax versus book.

So particularly when our book results are you know forecasted around breakeven, then depending on which side of breakeven you're on, and then based on timing differences, your tax rate can be very odd.  And so you know right now, our tax rate is projected to be very low, and with the reversal that we took this quarter, we would be in a position at year end to have a small tax benefit due to some carry backs.  But you know I would say absent big changes in either direction that our net tax provision or benefit will be very small from here to the end of the year.

Devin Ryan:
OK, got you.  So I'm thinking back clearly, does the valuation of losses, is that increasing – did that increase this quarter as a result of the timing differences I guess related to the stock based comp?

Brad Wright:	Yes.

Devin Ryan:	OK, it did, OK, great. That's it, thanks a lot.

Rick Hendrix:	Great, thanks, Devin.

Operator:	Thank you. And our next question comes from the line of Mark Patterson of NWQ Investment Management.

Mark Patterson:	Oh, hey there.

Rick Hendrix:	Good morning, Mark.

Mark Patterson:
Good morning.  I guess a lot of people have already asked, maybe I'll just a little bit of follow-up.  On the revenue line, you kind of went through the Air Lease deal.  So there was no green shoes associated with that?

Rick Hendrix:
There was, and it was completed in the quarter.  So the base deal was 810 million, I believe, and there was a larger than normal green shoe that we fully sold through, and ended up guiding to the billion dollar base deal.

Mark Patterson:
OK, I got you.  And then you guys did another transaction in the bank land in the quarter, and I know that had kind of a unique you know revenue setup for yourselves.  You were paid a point on the capital raised with the contingent for when that bank gets the capital put to work to get the rest of the fee?

Rick Hendrix:
Correct.  So we completed a half a billion dollar capital raise for a management team to pursue bank acquisitions.  The half a billion dollars, 50 million of it, or 10 percent from each investor, was funded.  We were paid one percent on the 50 million, which essentially offset expenses, so the half million dollars of revenue in the quarter.

Mark Patterson:	OK.

Rick Hendrix:
And when they actually draw the rest of the capital, we'll be paid seven points in cash on the entire drawn amount, including the 50 million that's already funded.  So as they have success deploying the capital, we will recognize what should be pretty significant.

Mark Patterson:	OK, so you got 30 to 35 million contingent coming when they get that capital put to work, they get some big deals done. OK.

Rick Hendrix:	Correct.

Mark Patterson:
With respect to the – I guess you guys – looking at the breakeven, what you've done with your – with your fixed costs, so the way you're looking at this is you had 42 and change million dollars of core fixed costs that you could bring down starting in 2011 when we get fully run rate with this 20 million, you could bring that down to 37 roughly is how you're looking at that?

Brad Wright:	Yes, that sounds right, Mark.

Mark Patterson:
OK, so 150 million of core fixed costs, and you ran it – a revenue – well I guess you've run at a revenue level here, which is comparable, if not weaker than where you've been over the last number of quarters.  So I guess the way you're looking at this now is you've got ability to be pretty breakeven at this revenue level, so it seems like the down side of kind of book value deterioration from here might be very limited.

Rick Hendrix:
Certainly at these revenue levels, it should be over in terms of deterioration.  So that's what we've tried to structure for.  You know the reality is, Mark, that we entered the downturn with too high a fixed cost base, and you know we are continuing to work it down.  This was a big step, and even if revenues were to rebound to higher levels, we're going to continue to keep pressure on costs, there's more to come out, but some of it comes out in step functions.

Mark Patterson:
I guess I'm – Rick, I'm just thinking that – obviously it's been a very difficult environment, but if you brought your – if you brought the company to a place where you have a decent reasonable likelihood of breakeven on – under this kind of a revenue scenario that we saw this quarter, then if you've got 180 – $190 million of cash out there, I know – I know that there's a cash need for the business, and you want to have that, and you want to have your flexibility.  But it would seem to me like if your stock's trading at you know 60 to 65 percent of book, or something like that, that you would want to be more aggressive with 15 to $20 million of buyback dollars.

Rick Hendrix:
Well look, that's why we put the authorization in place.  So we didn’t do it as just a headline, and we have used I think we've repurchased about two and a half million shares, or just below two and a half million shares year-to-date, and had used up our entire authorization.  And so we always are going to buy back share at a minimum to offset employee shares that get created through deferred comp, but this authorization will allow us to do more than that.  And while I've been answering – I think it was Devin's question I don’t want a telegraph that we're going to run out and use it in a week, it's not just a headline.

Mark Patterson:	Right, OK. Thanks a lot.

Rick Hendrix:	Yes.

Operator:	Thank you. And our next question is a follow-up from the line of Eric Bertrand of Barclays.

Eric Bertrand:
Hey, guys.  Can you give us a update on your prime brokerage business?  You had recently gotten started there.  How are you doing with signing up customers, and getting balances going, that sort of stuff?

Brad Wright:
Yes, Eric, we continue to make good progress there.  I think that we see kind of our client number doubling every quarter, and from a very small base.  And revenues coming along with that, it's just a business that's going to be a slower build than some of the other trading businesses, because it's kind of a sequential one customer after another type of build.

But we've got – in terms of – if you think of it as a pipeline, and we've got several dozen very good leads with verbal mandates and on boarding of 10 to 12 clients currently.

Eric Bertrand:
OK.  On the investment portfolio, there was the zero-ish revenue in the investment income line during the quarter.  Where do you think the portfolio would be marked if it were mark to market you know particularly the Ellington and NBH?

Rick Hendrix:
In both those cases, if we were going to truly mark to market, we'd be certainly at higher levels.  I think in terms of Ellington, I don’t know off the top of my head what the last trade was there, but their book value is in the neighborhood of 24.50 or $25, and we're carrying it at 15.  So you know there's a pretty meaningful potential gain baked into that position.

And NBH you know we purchased net of the underwriting discount based on what our recent trades have gone off, we would have a small gain there too.  And you know our belief is that that will be more appropriately and accurately valued as they get regulatory approval for the acquisition they announced out in Kansas City.  And so we actually – we feel like the merchant portfolio is very defensively marked overall, and should provide earnings as we go forward.  Which is important, it's not an inconsequential part of our investable capital, and as you point out, there's essentially no earnings off of the capital in the quarter.  And while it may not show up in a really smooth way, we do think that that portfolio is going to be a positive contributor as we go forward.

Eric Bertrand:
Philosophically, can you help us understand why it doesn’t get marked like this?  You know seemingly you expect to have gains in this portfolio, and you have a reasonable basis as such.  Why not recognize the gain in the P&L?

Brad Wright:
Eric, just from a GAAP accounting perspective, we mark all of the merchant portfolio on a cost basis.  So it's just our accounting policy, and it's private.  So that it just requires that we book them on that basis.

Rick Hendrix:	Eric, I'm sorry, just to – you asked earlier, and I didn’t answer, I just forgot, getting through the answer, but whether or not we invested in Air Lease, we did invest $5 million in Air Lease.

Eric Bertrand:
Great, that was actually my next follow up.  Five million Air Lease.  Got it, OK.  Asset management business, you mentioned in the prepared remarks that you had some opportunities that you were pursuing.  Could you provide a little more color there, are you looking to buy anything, are you looking to you know merge with anything, sell the business?  What's the story?

Rick Hendrix:
Well as we've stated in the past, we do want to grow the asset management business both organically and potentially through acquisition.  We have spent a considerable amount of time on the acquisition front over the last nine months, and rather than telegraph what may or may not happen, I would just say we're continuing to work on potentially growing through acquisition, and if we find the right opportunity, and we get sort of all the way to the finish line through diligence, and so forth, but we think that could be a good opportunity for the business.

Eric Bertrand:	What are the sticking points to getting deals done?

Rick Hendrix:
You know they're like all deals, right?  I mean valuation is always an issue, making sure that you’ve got the right fit, both from a business model perspective, and from a human capital perspective is important.  And again, we spent considerable time there.  I don’t want to suggest anybody that we are right on the precipice of announcing anything, because we're not.  But it continues to be something that we think could be an important contributor to the business, and a good use of our capital, and when we find the right opportunity we'd like to believe that we're going to be able to get something done.

Eric Bertrand:
OK, we'll look forward to that.  Compensation you know year-to-date, you're at an 83 percent ratio, which is on the – on the high side.  Can you help break out that number a little bit for us?  How much of that is incentive comp?  I see accrued comp on the balance sheet that grew 16 million during the quarter, is that a fair proxy?

Brad Wright:
Yes, that's a fair proxy in terms of pooled comp, Eric.  I think if you were to pull the severance number out in this quarter, we ran at about 67 and a half, and I think for the full year, about 77.  So on a pro forma basis following these reductions that Rick has explained, this quarter would have been right on 60 percent comp to revenue.

Rick Hendrix:
And the other thing I would say, Eric, is that the 16 million that is sort of accrued bonuses that goes onto the balance sheet, that's not the entire variable comp component, because in our brokerage business, we continue to pay commissions to our sales position – sales traders, position traders and institutional salespeople.

Eric Bertrand:	OK, maybe I got the numbers crossed here. So second quarter compensation and net revenue, excluding the severance, was 60 or 67 and a half?

Brad Wright:	Sixty seven and a half, and on a pro forma basis, 60.

Eric Bertrand:	OK, so pro forma for the reduction subsequent to the end of the quarter?

Brad Wright:	Yes.

Eric Bertrand:
OK.  So that gets to the actual restructuring and the layoff.  You know the text of the release, and your prepared remarks says that your headcount is about 500, though the table in the release actually says 582.  So were these reductions subsequent to the end of the quarter?

Brad Wright:	It was in the week following the end of the quarter, yes.

Eric Bertrand:	OK. So therefore there should be severance and related expenses in the third quarter?

Brad Wright:	No, the plan was in place, and the actual people identified, which allows us to accrue it at the end of the quarter.

Eric Bertrand:	I can look back through the transcript, but did you disclose to us what the actual severance expense was during the second quarter?

Brad Wright:	Yes, it's in the core table, it's about 4.2 million.

Eric Bertrand:
OK, thank you.  We talked about tax and the repurchase.  Did you buy back any stock during the quarter?  I saw the authorization at the end of the first quarter was 1.3, and then you just said it was basically zero or .2.  So did you buy back a million – a million shares during the quarter?

Brad Wright:	No, the actual numbers, Eric, is about 600,000 shares repurchased during the quarter, which left us about 600 remaining.

Eric Bertrand:	OK. So then this five million, is that on top of the 600, or are you filling up to five million authorization total?

Brad Wright:	No, it's in addition to.

Eric Bertrand:	OK, just clarifying the language. And that's it for me. Thank you, guys.

Rick Hendrix:	Great, thanks, Eric.

Operator:	Thank you. And our next question comes from the line of Adam Wyden of ADW Capital.

Adam Wyden:
Hey, guys, thanks.  Just quick question.  It's my understanding that you generally make most of your money from the 144A placement business, and the majority of the cost reductions, I'm going to assume the banker side come from part of the M&A advisory side.  So I just wanted to kind of you know understand you know once the pipeline comes back for 144A, and follow-ons, equity markets come back, the $20 million should kind of flow through, so this is kind of a depressed equity business.  You fired you know the fat in the M&A business that was never truly phenomenal, and then when that business comes back, we should kind of think about this as kind of $20 million of incremental profit.

But you talked about option value, but I mean is there really a lot of lost business in here, or is this really kind of making it such that the margins are higher when 144As and equities come back?  You know how should we think about that?

And then how should we think about your operating strategy going forward?  You know, are you going to grow your debt capital markets business?  It's kind of a shame you didn’t get any of that $2 billion on the Air Lease deal.  You know how should we think about kind of leveraging your good business, and kind of you know getting rid of your bad businesses?  And how should we think about that on the profit side?

Rick Hendrix:
Well I guess a couple of things, Adam.  Number one, that I would not characterize the reductions in banking as focused in M&A or advisory, it was as I said, targeted more at senior level bankers than mid or junior level bankers.  But it wasn't particularly targeted at M&A or advisory.  We do have a particular expertise in addition to our normal capital markets franchise in these big private placements.  Whether we make more money with those, or in another part of the business, it all just comes down to volume, and you know which transactions we're executing.

But we do think that the $20 million will flow through, and this has been a challenging environment, continues to be.  I think one of the points we've tried to make to people is that even in a challenging environment, we've actually completed three of the largest transactions in the company's history.  So from a distribution standpoint the company is probably from a capability perspective in a better place than it's ever been.  But we need to be more profitable at those revenue levels, and that's really what these steps are all about.

Adam Wyden:
OK.  So what about growing the debt capital markets business income, leveraging the existing platform that works well?  I mean how should we think about the pipeline, and how should we think about like leveraging your existing platforms and kind of growing those kind of horizontally?

Rick Hendrix:
Well we have added the non-equity trading businesses over the course of the last couple of years really, because we added the convertible business about two years ago at this point.  We have also added a debt capital markets business, we actually have active mandates in that business today, and I do think that we're going to see that become a meaningful contributor in the banking line.

In terms of you mentioned the Air Lease debt component that was really a bank deal that was syndicated by one of the bulk bracket banks.  And while it would have been great to be involved with that you know we're not really in the loan syndication business in a way that would allow us to complete a $2 billion loan syndication.  So I think our focus on the equity traunch, and the other bank's focus on the bank loan piece was appropriate in that case.

Having said that we do expect debt capital markets to be a contributor as we go forward, and as I said, we are working on active mandates there.

Adam Wyden:
Like on the Air Lease deal, you quoted like $30 million.  Well historically you make like six to seven percent IPO fee on the equity.  So my understanding, due to about six or $7 million of other fees from other placement offerings, so $30 million on 1.1 billion is like two and a half percent.  How should we think about like the future fee of 144As and follow-ons going forward?  Is this like an exception, a rebate, I mean more competitive?  How should we think about that?

Rick Hendrix:
Yes, it wasn't really driven by competition.  It was really driven by the circumstances of how that transaction came together, and how that management team had been working with some other advisors along the way prior to engaging us to raise the capital.  As I said, it's similar to what we've done in past similar circumstances Mark Patterson asked a question a couple of minutes ago about the half a billion dollar bank deal that we did where we're going to recognize revenue going forward.  That's seven points all cash that will be coming as that company is successful.

So the actual fee on Air Lease for the capital that was not already in place in some ways was five and a quarter percent, which is the right fee level on that size transaction, and I wouldn’t expect to see fees lower than that on billion dollar deals as we go forward.

Adam Wyden:	So it's kind of a tiered structure for certain size of deals? So like under 100 million, six to seven percent; 200 to 500 million, five percent; 500 million to a billion, three and a half percent?

Rick Hendrix:
No, we're not going to do going to do a 144A for three and a half percent at a billion dollars, because that was a five and a quarter point deal. So if you think about it, NBH was a five point deal, North America was a five point deal, this was a five and a quarter point deal.  But we did have a rebate, again, because of the circumstances through which the transaction came to FBR.  It is similar to what we've done in the past in terms of rebates that allows the issuer to also compensate other firms that had been advising them up until the point of the transaction.

Adam Wyden:	Oh, so like a finder's fee, is – I got it now, I understand now. Thank you, no more questions for me.

Rick Hendrix:	Great, thanks, Adam.

Adam Wyden:	All right.

Operator:	Thank you, sir. And I show no further questions in queue at the moment.

Once again, if you do have a question, please press star and then one at this time.

Rick Hendrix:	Great, if there are no other questions, I want to thank everybody for joining us, and we look forward to talking to you coming up in the third quarter.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program, you may now disconnect. Everyone have a great day.

END